Exhibit 99.1

New York, New York, July 8, 2009-Atlas Mining Company announced today that it has entered into a settlement agreement settling the class action In Re Atlas Mining Company Securities Litigation pending in the United States District Court for the District of Idaho, Civil Action No. 07-428-N-EJL(D. Idaho).

Under the terms of the settlement agreement Atlas will pay plaintiffs $1,250,000 (which includes fees to plaintiff’s counsel), to be funded by the proceeds of an insurance policy, in exchange for release of all claims against Atlas, Nano Clay & Technologies Inc., and the individual defendants William T. Jacbobson, Robert Dumont, Ronald Price and Barbara Suveg. Atlas will also fund up to $75,000 to fund expenses in connection with notification to class members. The settlement agreement is the agreement contemplated by the memorandum of understanding entered into by Atlas and the lead plaintiffs described in the press release issued May 4, 2009 and the terms of it are consistent therewith.

Related to the Class Action Settlement, effective July 8, 2009, Atlas entered into a Settlement Agreement and Release with Navigators, RSUI Indemnity Company and RSUI Group, Alexander, Morford & Woo, Inc., and the individual defendants listed above in settlement of the insurance litigation Atlas Mining Co. v. Navigators Insurance Co. et al., No. 1:08-cv-00359-EJL (D. Idaho) and Navigators Insurance Co. v. Atlas Mining Co., et. al., Case No. 2:08-cv-00216-EJL (D.Idaho). Pursuant to this agreement: (i) Navigators will deliver $1,250,000 into a court registry, which will then be used upon final court approval of the Class Action Settlement to fund the $1,250,000 payment to class action plaintiffs, (ii) Navigators will deliver $750,000 to the Company for defense and investigative costs in connection with the Class Action and related matters, which Atlas will use in part to pay the individual defendants their costs in the class action and (iii) all claims under the insurance litigation will be released upon final court approval of the Class Action Settlement.

Also, related to the class action settlement, Atlas has entered into a settlement agreement with Robert Dumont, a former President, CEO and director of Atlas, mutually releasing all claims related to Dumont’s employment by Atlas in consideration of Atlas’ payment to Dumont of up to $258,000 for Dumont’s attorneys’ fees and expenses related to the class action (to be funded from the insurance proceeds described above), insurance litigation and other matters (which Atlas will fund with monies it receives from Navigators in connection with the insurance litigation settlement described above) .

Contact:

Atlas Mining Company Investor Relations Contact

Tim Clemensen-Rubinstein IR

(212) 843-9337